SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-22169

(Check One)

   |X|  Form 10-K and Form 10-KSB              |_|  Form 11-K

   |_|  Form 20-F    |_|  Form 10-Q and Form 10-QSB    |_|  form N-SAR

   For period ended           September 30, 1997
                   -------------------------------------------------------
   |_|  Transition Report on Form 10-K and Form 10-KSB

   |_|  Transition Report on Form 20-F

   |_|  Transition Report on Form 11-K

   |_|  Transition Report on Form 10-Q and Form 10-QSB

   |_|  Transition Report on Form N-SAR

   For period ended
                   -------------------------------------------------------

   Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A


                                     PART I
                            REGISTRATION INFORMATION

   Full name of registrant:         Soy Environmental Products, Inc.

   Former name if applicable:  N/A

   Address of principal executive office (Street and number): 9135 Barton Street

   City, state and zip code:  Overland Park, Kansas  66214

                                     PART II
                             RULE 12b-25(b) AND (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b)      The  subject  annual report,  semi-annual  report,  transition report on Form 10-K,  10-KSB,  20-F,  11-K or Form  N-SAR,  or
                  portion  thereof will be filed on or before the 15th  calendar
                  day  following  the   prescribed  due  date;  or  the  subject
                  quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Registrant has not previously filed an annual report and is in the process of obtaining and verifying all required information. The registrant is also in the process of obtaining additional information related to compliance with Section 16(a) filing requirements by its officers, directors and principal shareholders. The audit of Registrant's financial statements also has not been completed. See statement of Registrant's independent auditors attached hereto.



                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

         Thomas J. Morgan, Esq.                    602             530-8490
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                  (Name)                       (Area Code)    (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               |X|  Yes  |_|  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               |_|  Yes  |X|  No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        Soy Environmental Products, Inc.
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                  (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 29, 1997  By   /s/ Gary Haer
                           -----------------------------------------------------
                                  Gary Haer, Secretary

                                     EXHIBIT
                 STATEMENT OF REGISTRANT'S INDEPENDENT AUDITORS

         The opinion on the audited  financial  statements could not be provided
due  to  outstanding   confirmation  replies  on  the  Registrant's  debt  which
represents a material portion of the Registrant's balance sheet.



                                              /s/  Semple & Cooper, P.L.C.